EXHIBIT 34.2

[LOGO]	Deloitte Touche Tohmatsu ABN 74 490 121 060 180 Lonsdale Street Melbourne VIC 3000 GPO Box 78 Melbourne VIC 3001 Australia DX 111 Tel: +61 (0) 3 9208 7000 Fax: +61 (0) 3 9208 7001 www.deloitte.com.au

Report of Independent Registered Public Accounting Firm

The Directors
ME Portfolio Management Limited
360 Collins Street
MELBOURNE VIC 3000

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with the U.S. Securities and Exchange Commission (“SEC”) Regulation AB Servicing Criteria, that ME Portfolio Management Limited (“the Company”) complied with the servicing criteria set forth in Item 1122 (d) of the SEC’s Regulation AB for asset-backed securities transactions for which the Company served as servicer that are backed by the same asset type backing the class of asset-backed securities of Superannuation Members Home Loan Global Fund No. 9 (“SMHL Global Fund No. 9”) (including the SMHL Global Fund No. 9 and the Superannuation Members Home Loan Global Fund 2007-1 (“SMHL Global Fund 2007-1”) asset-backed securities transactions), that were completed on or after January 1, 2006 and that were registered with the U.S. SEC pursuant to the U.S. Securities Act of 1933 (“the Platform”) as of and for the year ended June 30, 2007, excluding criteria 1122 (d)(1)(iv), 1122 (d)(2)(i), 1122(d)(2)(vi), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Appendix A identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria set forth in Item 1122 (d) of the SEC’s Regulation AB as stated above. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed securities transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

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In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended June 30, 2007 for the Platform is fairly stated, in all material respects.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU
28 September 2007

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APPENDIX A

Superannuation Members Home Loan Global Fund No. 9
Superannuation Members Home Loan Global Fund 2007-1